Arthur Andersen LLP
                           Phillips Point-West Tower
                            777 South Flagler Drive
                           West Palm Beach, FL 33401

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

October 25, 2000

Dear Sir/Madam:

We have read the 6 paragraphs of Item 4 included in the Form 8-K dated October 5, 2000 of Global Technovations, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP

cc:  Mr. David Natan, CFO
     Global Technovations, Inc.